Exhibit 99.1

News Release

Contact:	Randy Belote
703-280-2720
randy.belote@ngc.com

Northrop Grumman Elects Kenneth L. Bedingfield Corporate Vice President and Chief Financial Officer; James F. Palmer to Retire in 2015

FALLS CHURCH, Va. -- Dec. 8, 2014 -- Northrop Grumman Corporation (NYSE: NOC) announced today that its board of directors has elected Kenneth L. Bedingfield, corporate vice president and chief financial officer, effective after the company files its 2014 annual report. Bedingfield will succeed James F. Palmer, who has announced his intention to retire in 2015.

A photo accompanying this release is available at: http://media.globenewswire.com/noc/mediagallery.html?pkgid=29510

In his new role, Bedingfield will be responsible for the company’s overall business management function and activities including accounting; treasury; contracts and pricing; financial planning; tax; internal audit; investor relations; and trust administration and investments. He will report to Wes Bush, the company’s chairman, chief executive officer and president, and become a member of the company’s Corporate Policy Council.

The company expects to file its annual report in February 2015, at which time Palmer will continue as a corporate vice president with the company until he retires in the summer of 2015. This will facilitate an orderly transition.

“We are delighted to welcome Ken Bedingfield, a highly respected financial executive, to our senior management team,” Bush said. “He brings broad-based business management and financial expertise to his new position. We look forward to his contributions to our company’s performance for our shareholders, customers and employees.

“Jim Palmer has provided exceptional leadership as Northrop Grumman’s chief financial officer for the past eight years,” said Bush. “He has been instrumental in our drive to improve performance, optimize our portfolio and strategically deploy our resources. We thank Jim for his many contributions to our company’s success.”

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Elects Kenneth L. Bedingfield Corporate Vice President and Chief Financial Officer; James F. Palmer to Retire in 2015

Bedingfield joined Northrop Grumman in 2011. Currently, he is vice president, Finance, in the corporate office, has responsibility for operational finance matters across the company and all sector chief financial officers report to him. Previously, Bedingfield served as vice president, Business Management and chief financial officer for Northrop Grumman’s Aerospace Systems sector. He also has served as corporate vice president, controller and chief accounting officer for the corporation.

Prior to joining Northrop Grumman, he spent 17 years at KPMG LLP, most recently as the national client leader of its U.S. aerospace and defense audit practice.

Bedingfield earned a bachelor’s degree in accounting from the University of Maryland at College Park. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media